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                                                                    EXHIBIT 99.1

INTERMET CORPORATION
5445 Corporate Drive, Suite 200
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501


                                                          NEWS RELEASE

[INTERMET LOGO]                                           For IMMEDIATE Release
                                                          Contact: Bytha Mills
                                                          INTERMET Corporation
                                                          248-952-2500

INTERMET PROVIDES GUIDANCE FOR THIRD QUARTER

TROY, Mich., September 10, 2002 -- INTERMET Corporation (Nasdaq: INMT) today announced that due to a number of recent events, it will not meet consensus earnings expectations for the third quarter ending September 30, 2002.

Bob Belts, Chief Financial Officer, said, "A number of factors have affected INTERMET's near-term results. First, a substantial decline in sales during July was exacerbated by a last-minute customer program delay after we had committed significant resources to the program, including people and equipment. In addition, one of our machining plants experienced a major breakdown on one of its lines in August that ultimately required substantial overtime and air-freight premiums to meet customer needs. Our European operations also experienced a substantial reduction in sales for both July and August resulting from slowing European automotive production. Further, as we have previously noted, we continued to experience a significant increase in scrap-metal costs in July and August resulting from rapidly rising steel prices."

Chairman and CEO John Doddridge said, "During our second-quarter web cast on July 11, 2002, we pointed out that the third quarter could be volatile for INTERMET; however, it has been more volatile than anticipated. Additionally, poor performance at several plants during the months of July and August contributed to the shortfall. September should be a good month, but we cannot make up for the July and August performance. It now appears that we will struggle to breakeven for the quarter.

"While I am disappointed in our performance for the quarter, fortunately these problems are short-term in nature, with the possible exception of Europe, and should not affect future quarters. Overall, I believe our strategy is working and we will continue to improve our performance," Doddridge said.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the leading supplier of cast-metal automotive components in the world. The company has more than 6,000 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.

                                     (more)


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INTERMET Corporation
September 10, 2002
Page 2


This news release may include forecasts and forward-looking statements about INTERMET, its industry and the markets in which it operates. Forward-looking statements and the achievement of any forecasts or projections are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or denied. Such risks and uncertainties are fully detailed as a preface to the Management's Discussion and Analysis of Financial Condition in the company's 2001 Annual Report for the year ended December 31, 2001.

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